Exhibit 99.1

We’ve updated the look of your quarterly report. To save on the costs of production and mailing, we’ve reduced the report size while still providing you up-to-date information on your investment. Full details and comprehensive financial information can be found in our quarterly Form 10-Q filing with the SEC. Third Quarter Overview Frisco Square is our mixed-use project located in Frisco, Texas. Despite the effects of the recession, net leasing activity • increased with approximately 22,200 square feet of office and retail leases executed during the last two quarters. In addition, we are in various stages of negotiation on another 15,300 square feet of office and retail leases. The REIT’s two student multifamily properties are located adjacent to Texas Christian University (TCU) in Fort Worth, • Texas, and University of Virginia (UVA) in Charlottesville, Virginia. Both properties continue to benefit from the increasing need for student housing at these universities. The TCU property entered the 2009/2010 school year 96% leased and the UVA property entered the school year 98% leased. We were able to increase rents at both properties by 3% to 5% from the prior school year while minimizing or eliminating rental concessions. Regency Center is the REIT’s approximately 157,000-square-foot office building located in Houston’s Westchase submarket • on the west side of the city near Beltway 8. The property is anchored by a long-term lease with the largest tenant, and in the second quarter, a lease renewal and expansion was signed with the second largest tenant. The property ended the third quarter 95% leased. The REIT currently owns 22 investments across seven diverse property types. The chart below highlights the diversity of the program. • I BEHRINGER HARVARD OPPORTUNITY REIT I, INC. Frisco Square, Dallas (Frisco), TX; GrandMarc at Westberry Place, Fort Worth,TX Third Quarter Report Quarter ended September 30, 2009 Investor Information A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the Company at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650. Property Type Office 2,194,770 sq. ft. Hotel/Condo 531 rooms/units Land 561 acres Multifamily 1,057 units Retail 468,966 sq. ft. Mixed-Use* 286,699 sq. ft. Industrial 416,631 sq. ft. % of REIT’s Investment 44% 21% 16% 7% 6% 4% 2% *Includes multifamily, office, and retail space

Q3 2 0 0 9 PRESORTED STANDARD U.S. POSTAGE PAID HOUSTON, TX PERMIT NO. 2187 15601 Dallas Parkway, Suite 600 addison, TX 75001 Date Published 11/09 • IN • 404050 © 2009 Behringer Harvard behringerharvard.com Becket House, London, England Third Quarter Report Behringer Harvard Opportunity REIT I, Inc. GrandMarc at The Corner, Charlottesville, VA